                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                     YEAR ENDED MAY 31,
                                    ----------------------------------------------------
                                      2000       1999       1998       1997       1996
                                      ----       ----       ----       ----       ----
                                                   (AMOUNTS IN THOUSANDS)
Income (loss) before income tax
  benefit, minority interest &
  extraordinary item..............  $ 22,169   $(52,189)  $(45,382)  $(40,437)  $(28,212)
    Plus (minus) adjustment so as
      to include only distributed
      income of less than 50%
      owned equity investments....     3,279       (544)    (2,960)    (8,317)    (3,603)
    Add: fixed charges............   157,100    106,396     70,940     56,999     56,833
    Less: capitalized interest....        --         --         --     (2,752)    (5,200)
    Less: preferred stock
      dividends...................        --    (11,395)   (23,488)   (19,458)   (23,073)
                                    --------   --------   --------   --------   --------
Earnings, as defined..............  $182,548   $ 42,268   $   (890)  $(13,965)  $ (3,255)
                                    --------   --------   --------   --------   --------
                                    --------   --------   --------   --------   --------
Fixed charges:
    Interest expense, including
      amortization of debt
      issuance costs..............  $153,171   $ 92,102   $ 45,155   $ 33,379   $ 27,886
    Interest portion of rent
      expense.....................     3,929      2,899      2,297      1,410        674
    Capitalized interest..........        --         --         --      2,752      5,200
    Preferred stock dividends.....        --     11,395     23,488     19,458     23,073
                                    --------   --------   --------   --------   --------
Fixed charges, as defined.........  $157,100   $106,396   $ 70,940   $ 56,999   $ 56,833
                                    --------   --------   --------   --------   --------
                                    --------   --------   --------   --------   --------
Ratio of earnings to fixed
  charges.........................      1.16         --(1)      --(1)      --(1)      --(1)
                                    --------   --------   --------   --------   --------
                                    --------   --------   --------   --------   --------
Amount by which earnings exceed
  (are less than) fixed charges...  $ 25,448   $(64,128)  $(71,830)  $(70,964)  $(60,088)
                                    --------   --------   --------   --------   --------
                                    --------   --------   --------   --------   --------
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(1) The ratio of earnings to fixed charges was less than one-to-one and, therefore, earnings were inadequate to cover fixed charges.